Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 20, 2014, is entered into by and among Advanced Micro Devices, Inc., a corporation organized under the laws of the State of Delaware (the “Company”) and Wells Fargo Bank, National Association (or its permitted successor) as trustee (the “Trustee”) under the Indenture referred to below.

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (as amended and supplemented, the “Indenture”), dated as of November 30, 2009, providing for the issuance of 8.125% Senior Notes due 2017 (the “Notes”);

WHEREAS, the Company has offered to purchase for cash any and all of the outstanding Notes (the “Tender Offer”) and requested that Holders of the Notes deliver their consents (the “Consents”) to amend the Indenture to reduce the minimum notice period required in connection with redemption of the Notes from 30 days to 3 business days pursuant to the Offer to Purchase and Consent Solicitation Statement, dated June 2, 2014 (the “Statement”), and the related Consent and Letter of Transmittal;

WHEREAS, Section 8.02(a) of the Indenture provides that the Company and the Trustee may amend certain of the provisions of the Indenture and the Notes with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes);

WHEREAS, (i) Holders of at least a majority in aggregate principal amount of the Notes outstanding (determined as provided for by the Indenture) have duly consented in writing to the Proposed Amendments (as defined in the Statement) set forth in the Statement and this Supplemental Indenture in accordance with Section 8.02(a) of the Indenture and (ii) all other conditions precedent provided under the Indenture to permit the Company and the Trustee to enter into this Supplemental Indenture have been satisfied as certified by an Officers’ Certificate delivered to the Trustee on the date hereof;

WHEREAS, this Supplemental Indenture shall be effective upon its execution by the Company and the Trustee, and the amendments effected by this Supplemental Indenture shall become operative with respect to the Notes on the Initial Settlement Date (as defined in the Statement), if the Company elects to have an Initial Settlement Date, or on the Final Settlement Date (as defined in the Statement), if the Company does not elect to have an Initial Settlement Date, in accordance with Section 3 hereof;

WHEREAS, the Company has requested the Trustee to join with it in entering into this Supplemental Indenture for the purpose of amending the Indenture in accordance with the Proposed Amendments as permitted by Section 8.02(a) of the Indenture; and

WHEREAS, pursuant to Section 8.06 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.	CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.	AMENDMENTS.

a.	Subject to Section 3 hereof, Section 3.01 of the Indenture is hereby amended to read as follows:

“SECTION 3.01. Election To Redeem; Notices to Trustee.

If the Company elects to redeem Notes pursuant to paragraph 5 of the Notes or is required to redeem Notes pursuant to paragraph 6 of the Notes, at least 3 Business Days prior to the Redemption Date (unless a shorter notice shall be agreed to in writing by the Trustee) but not more than 60 days before the Redemption Date, the Company shall notify the Trustee in writing of the Redemption Date, the principal amount of Notes to be redeemed and the redemption price, and deliver to the Trustee, no later than two Business Days prior to the Redemption Date, an Officers’ Certificate stating that such redemption will comply with the conditions contained in paragraph 5 or 6 of the Notes, as applicable. Notice given to the Trustee pursuant to this Section 3.01 may not be revoked after the time that notice is given to Holders pursuant to Section 3.03.”

b.	Subject to Section 3 hereof, Section 3.03 of the Indenture is hereby amended to read as follows:

“SECTION 3.03. Notice of Redemption.

At least 3 Business Days, and no more than 60 days, before a Redemption Date, the Company shall mail, or cause to be mailed, a notice of redemption by first-class mail or, in the case of notes held in book-entry form, by electronic transmission to each Holder of Notes to be redeemed at his or her last address as the same appears on the registry books maintained by the Registrar pursuant to Section 2.04.

The notice shall identify the Notes to be redeemed (including the CUSIP numbers thereof) and shall state:

(a)	the Redemption Date;

(b)	the appropriate calculation of the redemption price;

(c)	if fewer than all outstanding Notes are to be redeemed, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date and upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued;

(d)	the name and address of the Paying Agent;

(e)	that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f)	that unless the Company defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(g)	which paragraph of the Notes, and in the case of paragraph 5 which subsection of paragraph 5, is the provision of the Notes pursuant to which the redemption is occurring; and

(h)	the aggregate principal amount of Notes that are being redeemed.

At the Company’s written request made at least 2 Business Days prior to the date on which notice is to be given to the Trustee, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s sole expense.”

3.	EFFECT AND OPERATION OF SUPPLEMENTAL INDENTURE. This Supplemental Indenture shall be effective and binding immediately upon its execution by the Company and the Trustee, and thereupon this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Note heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby; provided, however notwithstanding anything in the Indenture or this Supplemental Indenture to the contrary, the amendments set forth in Section 2 of this Supplemental Indenture shall become operative only upon and simultaneously with, and shall have no force and effect prior to, such time that the Company accepts for purchase in the Tender Offer all outstanding Notes properly tendered and not withdrawn prior to the Consent Payment Deadline (as defined in the Statement) (if the Requisite Consents (as defined in the Statement) have been received by the Consent Payment Deadline) or, otherwise, tendered prior to the Expiration Time. Prior to the time the Company purchases any Notes pursuant to the Tender Offer, the Company may terminate this Supplemental Indenture upon written notice to the Trustee, including in connection with any termination or withdrawal of the Tender Offer or the solicitation of Consents with respect to the Proposed Amendments or if for any other reason the Notes are not accepted for payment pursuant to the Tender Offer. If the Tender Offer is terminated or withdrawn, or the Company does not accept for purchase, and pay for, the Notes for any reason, this Supplemental Indenture shall not become operative. Except as modified and amended by this Supplemental Indenture, all provisions of the Indenture and the Notes shall remain in full force and effect.

4.	INDENTURE AND SUPPLEMENTAL INDENTURE CONSTRUED TOGETHER. This Supplemental Indenture is an indenture supplemental to, and in implementation of, the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

5.	TRUST INDENTURE ACT CONTROLS. If any provision of the Indenture, as amended by this Supplemental Indenture, limits, qualifies or conflicts with another provision which is required or deemed to be included in the Indenture, as amended by this Supplemental Indenture, by the Trust Indenture Act, such required or deemed provision of the Trust Indenture Act shall control.

6.	NO RECOURSE AGAINST OTHERS. No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company contained in the Indenture or in any of the Notes, as amended by this Supplemental Indenture, or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator or against any past, present or future partner, stockholder, other equityholder, officer, director, employee or controlling person, as such, of the Company or of any successor Person, either directly or through the Company or any successor Person, whether by virtue of any constitution, statute, rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is expressly waived and released as a condition of, and as a consideration for, the execution of the Indenture and the issue of the Notes, in each case as amended by this Supplemental Indenture.

7.	NEW YORK LAW TO GOVERN. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

8.	SEPARABILITY. In case any provision in this Supplemental Indenture, the Indenture as supplemented by this Supplemental Indenture, or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9.	DUPLICATE ORIGINALS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

10.	EFFECT OF HEADINGS. The Section headings herein have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

11.	THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

(Signature pages follow)

IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed all as of the date and year first written above.

ADVANCED MICRO DEVICES, INC.

By:	/s/ Harry A. Wolin
Name: Harry A. Wolin
Title: Senior Vice President, General Counsel and Secretary

[Signature Page to the First Supplemental Indenture]

IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed all as of the date and year first written above.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Maddy Hall
Name: Maddy Hall
Title: Vice President

[Signature Page to the First Supplemental Indenture]